Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Fidelity National Information Services, Inc.:

We consent to the use of our report dated February 27, 2015, except as it relates to the recasting of segment data and related information in Notes 1, 2, 8, and 18, which is as of May 8, 2015, with respect to the consolidated balance sheets of Fidelity National Information Services, Inc. and subsidiaries as of December 31, 2014 and 2013, and the related consolidated statements of earnings, comprehensive earnings, equity, and cash flows for each of the years in the three-year period ended December 31, 2014, incorporated by reference to the Form 8-K of Fidelity National Information Services, Inc. dated May 8, 2015, and our report dated February 27, 2015, with respect to the effectiveness of internal control over financial reporting as of December 31, 2014, incorporated herein by reference to the Form 10-K of Fidelity National Information Services, Inc. dated February 27, 2015, and to the reference to our firm under the heading “Experts” in the consent solicitation statement/prospectus on Form S-4.

(signed) KPMG LLP

September 8, 2015

Jacksonville, Florida

Certified Public Accountants